EXHIBIT 99.1

March 12, 2010

Cytori Reports 2009 Financial Results

Cytori Therapeutics (NASDAQ:CYTX) is reporting its financial results for the year ended December 31, 2009. More information on our commercial and clinical progress is posted online in the ‘March 2010 Shareholder Letter’ at http://ir.cytoritx.com/investorrelations/blog.

During 2009, Cytori achieved the following:

•	Grew system and consumable sales, predominantly into the cosmetic surgery market;

•	Increased number of systems in the field that will further support consumable cartridge sales growth;

•	Reported interim results from a post-marketing breast reconstruction study intended to support cosmetic and reconstructive surgery sales efforts in Europe and Asia;

•	Expanded autologous fat graft product line with development of the PureGraft™ System (which received FDA clearance early 2010); and

•	Completed enrollment in two cardiovascular disease safety and feasibility trials with results to be reported in May 2010.

System and Consumables

Throughout 2009, we more than doubled the cumulative number of ‘revenue base’ systems, which includes systems sold directly to physicians, distributors or units placed that are generating consumable sales. At the end of 2009, the cumulative number of revenue base systems was 101, compared to 85 at the end of the third quarter of 2009, and 42 at the end of 2008. In addition, a total of 337 consumables were shipped in the fourth quarter of 2009 compared to 314 consumables shipped in the third quarter of 2009 and 179 consumables shipped in the fourth quarter of 2008. Of these, 258 consumables were re-orders in the fourth quarter of 2009, compared to 185 re-orders in the third quarter of 2009. This reflects a positive trend whereby existing customers are contributing to a greater percent of consumable revenues.

System & Consumable Order Trends

	Q4 2009	Q3 2009	Q4 2008
Revenue Base Systems (Cumulative)	101	85	42

Consumables Shipped (Cumulative)	2,015	1,678	787
Consumables Shipped	337	314	179
Consumable Reorders	258	185	165

Financial Results

Total revenues for the year ending December 31, 2009 were $14.7 million, which consisted of $8.9 million in development revenues, related mostly to the achievement of three clinical milestones under our Olympus Corporation partnership, and $5.8 million in product revenues. This compares to total revenues of $6.9 million for 2008, which consisted of $2.3 million in development revenues and $4.5 million in product revenues in 2008. Gross profit for 2009 was $2.4 million compared to $2.7 million for 2008.

Total revenues for the fourth quarter of 2009 were $2.9 million, which consisted of $1.6 million in development revenue and $1.3 million in product revenues. This compares to $2.2 million in total revenues in the fourth quarter of 2008, which consisted of $1.5 million in development revenue and $652,000 in product revenue.  Gross profit was $513,000 in the fourth quarter of 2009, compared to $181,000 for the same period in 2008.

Total operating expenses for 2009 were $32.9 million compared to $34.8 million in 2008.  Approximately $9.2 million of total expenses in 2009 were non-cash, including $6.3 million in non-cash expenses related to the increase in fair value of warrants and stock based compensation offset by a reduction in the fair value of the option liability. In comparison, approximately $4.8 million of total expenses were non-cash in 2008.  In 2009, there was a significant reduction in operating expenses driven by $6.5 million of reductions in research and development and general and administrative expenses offset in part by a $2.0 increase in sales and marketing expenses. Net cash used in operating activities for the fourth quarter and full year 2009 was $6.1 million and $23.8 million respectively, compared to $7.3 million and $33.4 million, respectively in 2008.

Balance Sheet

Cytori ended the year 2009 with $12.9 million in cash and cash equivalents plus $1.6 million in accounts receivable, compared to $12.6 million in cash and cash equivalents and $1.3 million in accounts receivable as of December 31, 2008. Subsequent to end of the year, Cytori raised $14.3 million from scheduled closings with Seaside 88, LP and the exercise by third parties of the warrants trading under the symbol CYTXW. Cytori believes that based on its anticipated gross profits, cash operating requirements and proceeds from Seaside 88, the Company has sufficient funds through the first half of 2011.

Conference Call & Shareholder Letter

Cytori will host a conference call and question and answer session at 10:30 a.m. Eastern Time today to further discuss these results. The audio webcast of the conference call may be accessed under "Webcasts" in the Investor Relations section of the Cytori's website (www.cytori.com). The webcast will be available live and by replay two hours after the call and archived for 90 days. A telephone replay will be available for one week, accessible at +1 (303) 590-3030 (PIN: 4244478).

About Cytori

Cytori is an emerging leader in regenerative medicine, providing patients and physicians around the world with medical technologies that harness the potential of adult regenerative cells from adipose tissue. The Celution® System family of medical devices and instruments is being sold into the European and Asian cosmetic and reconstructive surgery markets but is not yet available in the United States. Our StemSource® product line is sold globally for cell banking and research applications. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our forecasts for 2010 operating expenses and cash utilization rate, our sales expectations from our marketing and distribution partners which we have factored into our expected gross profit, system and consumable order trends, our ability to successfully commercialize the PureGraft™ product, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, as well as other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Form 10-K and Form 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

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CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2009 (Unaudited)	2008

Assets
Current assets:
Cash and cash equivalents	$12,854,000	$12,611,000
Accounts receivable, net of allowance for doubtful accounts of $751,000 and $122,000 in 2009 and 2008, respectively	1,631,000	1,308,000
Inventories, net	2,589,000	2,143,000
Other current assets	1,024,000	1,163,000

Total current assets	18,098,000	17,225,000

Property and equipment, net	1,314,000	2,552,000
Investment in joint venture	280,000	324,000
Other assets	500,000	729,000
Intangibles, net	635,000	857,000
Goodwill	3,922,000	3,922,000

Total assets	$24,749,000	$25,609,000

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$5,478,000	$5,088,000
Current portion of long-term obligations	2,705,000	2,047,000

Total current liabilities	8,183,000	7,135,000

Deferred revenues, related party	7,634,000	16,474,000
Deferred revenues	2,388,000	2,445,000
Warrant liability	6,272,000	—
Option liability	1,140,000	2,060,000
Long-term deferred rent	—	168,000
Long-term obligations, less current portion	2,790,000	5,044,000

Total liabilities	28,407,000	33,326,000

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2009 and 2008	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 40,039,259 and 31,176,275 shares issued and 40,039,259 and 29,303,441 shares outstanding in 2009 and 2008, respectively	40,000	31,000
Additional paid-in capital	178,806,000	161,214,000
Accumulated deficit	(182,504,000)	(162,168,000)
Treasury stock, at cost	—	(6,794,000)

Total stockholders’ deficit	(3,658,000)	(7,717,000)

Total liabilities and stockholders’ deficit	$24,749,000	$25,609,000

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended December 31,		For the Years Ended December 31,
	2009 (Unaudited)	2008 (Unaudited)	2009 (Unaudited)	2008

Product revenues
Related party	$9,000	$—	$591,000	$28,000
Third party	1,253,000	652,000	5,246,000	4,500,000
	1,262,000	652,000	5,837,000	4,528,000

Cost of product revenues	749,000	471,000	3,394,000	1,854,000

Gross profit (loss)	513,000	181,000	2,443,000	2,674,000

Development revenues:
Development, related party	1,590,000	—	8,840,000	774,000
Other, related party	—	1,500,000	—	1,500,000
Research grants and other	26,000	1,000	53,000	51,000

	1,616,000	1,501,000	8,893,000	2,325,000
Operating expenses:
Research and development	3,226,000	3,499,000	12,231,000	17,371,000
Sales and marketing	2,213,000	1,170,000	6,583,000	4,602,000
General and administrative	3,129,000	2,405,000	10,415,000	11,727,000
Change in fair value of warrants	3,016,000	—	4,574,000	—
Change in fair value of option liabilities	(360,000)	860,000	(920,000)	1,060,000

Total operating expenses	11,224,000	7,934,000	32,883,000	34,760,000

Operating loss	(9,095,000)	(6,252,000)	(21,547,000)	(29,761,000)

Other income (expense):
Interest income	—	67,000	20,000	230,000
Interest expense	(307,000)	(360,000)	(1,427,000)	(420,000)
Other expense, net	(79,000)	32,000	(218,000)	(40,000)
Equity loss from investment in joint venture	(9,000)	(20,000)	(44,000)	(45,000)

Total other income	(395,000)	(281,000)	(1,669,000)	(275,000)

Net loss	$(9,490,000)	$(6,533,000)	$(23,216,000)	$(30,036,000)

Basic and diluted net loss per common share	$(0.24)	$(0.22)	$(0.65)	$(1.12)

Basic and diluted weighted average common shares	39,043,024	29,277,654	35,939,260	26,882,431

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2009 (Unaudited)	2008
Cash flows from operating activities:
Net loss	$(23,216,000)	$(30,036,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,681,000	1,533,000
Amortization of deferred financing costs and debt discount	709,000	178,000
Warranty provision (reversal)	(23,000)	(44,000)
Increase (reduction) in allowance for doubtful accounts	663,000	121,000
Change in fair value of warrants	4,574,000	—
Change in fair value of option liability	(920,000)	1,060,000
Stock-based compensation	2,649,000	2,257,000
Equity loss from investment in joint venture	44,000	45,000
Increases (decreases) in cash caused by changes in operating assets and liabilities:
Accounts receivable	(986,000)	(1,420,000)
Inventories	(446,000)	(2,143,000)
Other current assets	41,000	(147,000)
Other assets	75,000	(63,000)
Accounts payable and accrued expenses	413,000	(2,217,000)
Deferred revenues, related party	(8,840,000)	(2,274,000)
Deferred revenues	(57,000)	66,000
Long-term deferred rent	(168,000)	(305,000)

Net cash used in operating activities	(23,807,000)	(33,389,000)

Cash flows from investing activities:
Proceeds from the sale and maturity of short-term investments	—	5,739,000
Purchases of short-term investments	—	(5,739,000)
Purchases of property and equipment	(221,000)	(393,000)

Net cash provided by (used in) investing activities	(221,000)	(393,000)

Cash flows from financing activities:
Principal payments on long-term obligations	(2,053,000)	(958,000)
Proceeds from long-term obligations	—	7,500,000
Debt issuance costs	—	(513,000)
Proceeds from exercise of employee stock options and warrants	531,000	795,000
Proceeds from sale of common stock	23,196,000	28,954,000
Costs from sale of common stock	(1,336,000)	(850,000)
Proceeds from sale of treasury stock	3,933,000	—

Net cash provided by financing activities	24,271,000	34,928,000

Net increase in cash and cash equivalents	243,000	1,146,000

Cash and cash equivalents at beginning of year	12,611,000	11,465,000

Cash and cash equivalents at end of year	$12,854,000	$12,611,000